EXHIBIT 10 (b)









               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Experts and Financial Statements" in the prospectus of the Form N-4 Registration Statement of John Hancock Variable Annuity Account H and Annuity Account V.

We also consent to the incorporation of our reports dated February 6, 1998 on the financial statements included in the Annual Reports of the John Hancock Variable Annuity Account H and Annuity Account V, and dated February 18, 1998 on the financial statements included in the Annual Report of the John Hancock Mutual Life Insurance Company for the year ended December 31, 1997.


                                                           /s/ Ernst & Young LLP
                                                           ERNST & YOUNG LLP

Boston, Massachusetts
September 23, 1998